Filed pursuant to Rule 424(b)(4)
under the Securities Act of 1933
in connection with Registration
Statement No. 333-204803

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED September 30, 2015)

MABVAX THERAPEUTICS HOLDINGS, INC.

2,500,000 Shares of Common Stock
Warrants to Purchase 1,250,000 Shares of Common Stock

This Prospectus Supplement No. 1 supplements and amends the prospectus dated September 30, 2015 relating to the sale of 2,500,000 shares of our common stock and warrants to purchase up to an aggregate of 1,250,000 shares of common stock.

This prospectus supplement should be read in conjunction with the prospectus dated September 30, 2015, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

On October 13, 2015, we filed a current report on Form 8-K with the Securities and Exchange Commission, which, without exhibits, is attached hereto.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 13, 2015.

INDEX TO FILINGS

Annex

Current Report on Form 8-K filed with the Securities and Exchange Commission on October 13, 2015	A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 12, 2015

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

As previously disclosed, on March 31, 2014 and April 10, 2015, MabVax Therapeutics Holdings, Inc. (the “Company”) entered into registration rights agreements (the “Registration Rights Agreements”) with the investors that participated in the Company’s private placement of its securities, conducted on March 31, 2015 and April 10, 2015, respectively (collectively, the “Investors”). The Registration Rights Agreements were first amended on June 9, 2015 to change the definition of the Filing Date (as such term is defined in the Registration Rights Agreements) for the initial registration statement to August 5, 2015 and were further amended on August 4, 2015 to change the definition of the Filing Date to October 9, 2015.

On October 12, 2015, the Company and Investors holding over 60% of the outstanding Registerable Securities (as such term is defined in the Registration Rights Agreements) entered into an Amendment Agreement No. 3 to the Registration Rights Agreements (“Third Amendment”) to suspend the Company’s registration obligations under the Registration Rights Agreements and the Subscription Agreements (as such term is defined in the Registration Rights Agreements) during any period when the “Standstill” provision set forth in 5(u) of the Subscription Agreements is in effect.

The foregoing description of the Third Amendment is not complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Form of Amendment Agreement No.3 to Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: October 13, 2015	/s/ Gregory P. Hanson
Gregory P. Hanson
Chief Financial Officer